Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:           Investor Relations
Phone:             (732) 786-8044
Email:              admin@medifirstsolutions.com
Website:           www.medifirstsolutions.com

MEDIFIRST SIGNS DISTRIBUTION AGREEMENT

Freehold, NJ – August 4, 2017 – MEDIFIRST SOLUTIONS, INC. (OTC: MFST) (the “Company” or “Medifirst”), a provider of innovative laser technology with its FDA 510(k) cleared Infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device, is pleased to announce that it has signed a distribution agreement with an international distribution company based in the Middle East that has the rights for the following territories: Lebanon, Kuwait, Saudi Arabia, United Arab of Emirates, Bahrain, Qatar, Oman, Jordan and Iraq. During the term of this Agreement, the distributor has the first-right-of-refusal to expand the territory in order to distribute the products on an exclusive basis in Egypt, Cyprus and Turkey. Its distribution arm includes established medical distribution companies in the region: Medica Group, Gulf Drug, and Arabian Ethicals.

Commented Medifirst President Bruce Schoengood, “We are very pleased to be entering this market where there is an overwhelming demand for new, non-addictive, natural and effective ways to treat people suffering from pain and chronic pain.” The terms of the three-year agreement are for exclusive rights to distribute our laser products in the Mid-East territories. The exclusivity of the distribution rights remain so long as their sales exceed $500,000 for year one, $1,000,000 for year two and $2,000,000 for year three. Continued Schoengood, “In addition to the Mid-East, we are still in the process, through a local medical distribution company, of registering with the Ministry of Health of Morocco and we are exploring the China market, as we have received a great deal of interest for our product. Treating pain effectively and in a non-addictive way is a big focus in China, a country of 1.4 billion people, with an aging population. Currently, their primary pain treatments are pain patches and prescription medications and they are very much in need of new all natural pain treatments.”

After our recent announcement that we entered into an agreement with Jordan Poyer of the NFL’s Buffalo Bills to act as a Time Machine Laser spokesman, we now have initial interest from a team in the National Hockey League to discuss our laser product. Regarding the US market, we have initiated an aggressive program to offer our device to doctors for 30 days, no strings attached and we have added additional sales executives in several states. Though we can make no assurances, we anticipate having about 100 demo devices in healthcare facilities in the next 90 days. The Company anticipates further details, updates and announcements regarding all these recent developments within the upcoming weeks.

About Medifirst Solutions, Inc.

Medifirst Solutions, Inc., in response to its Premarket Notification 510(k) submission for “The Time Machine” Series Laser, received clearance from the U.S. Food and Drug Administration (“FDA”) to market its infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device. The Time Machine Series Lasers Model TTML-8102000 - 810/830nm is intended for use in temporary relief of minor muscle and joint pain, stiffness, minor arthritis pain, muscle spasm, temporary increase in local blood circulation and temporary relaxation of muscles by means of topical elevated tissue temperature from infrared spectral emissions.  Due to the decrease of inflammation, patients have seen immediate aesthetic improvements as well, such as in scar and incision healing. The hand-held laser device, with pin-point accuracy, often gives patients immediate results with no redness, swelling or down-time. This unique laser device offers medical professionals an affordable and effective tool to enhance their treatment protocols for their patients and provide new revenue streams for their practice. The laser division will be operated out of Medifirst's wholly owned subsidiary, Medical Lasers Manufacturer. Visit www.medifirstsolutions.com for more information. Follow on Twitter @Medi_First and for Facebook visit Medifirst Solutions.

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Forward-Looking Statements:

The statements in this press release that relate to the company's expectations with regard to the future impact on the company's results from new products in development are forward-looking statements, and may involve risks and uncertainties, some of which are beyond our control.  Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission.  Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.  We make no commitment to disclose any subsequent revisions to forward-looking statements. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.